Exhibit 99.1

Isoray Announces Fourth Quarter and

Full-Year Fiscal Year End 2021 Financial Results

Record Full Year Revenue

Fiscal Fourth Quarter Revenue Increased 19% Year-Over-Year

RICHLAND, WASHINGTON – September 21, 2021 – Isoray, Inc. (NYSE AMERICAN: ISR), a medical technology company and innovator in seed brachytherapy powering expanding treatment options throughout the body, today announced financial results for the fiscal fourth quarter and full-year ended June 30, 2021.

Revenue for the fourth quarter of fiscal 2021 grew 19% to $2.71 million versus $2.28 million in the prior year comparable period. The Company’s core prostate brachytherapy revenue grew 5% when compared to the fiscal fourth quarter of 2020. Prostate brachytherapy represented 74% of total revenue for the fourth quarter of fiscal 2021 compared to 84% in the prior year comparable period. Record non-prostate brachytherapy revenue increased 92% versus the prior year comparable period. The majority of non-prostate brachytherapy revenue in the quarter was comprised of sales to treat brain cancer, including sales of GammaTile® Therapy.

Gross profit as a percentage of revenues increased to 49.7% for the three months ended June 30, 2021, versus 47.0% in the prior year comparable period. Fourth quarter gross profit increased 26% to $1.35 million versus $1.07 million in the fourth quarter of fiscal 2020, largely attributed to increased sales which were partially offset by higher non-isotope material costs and increased payroll and benefits expense due to greater headcount versus the prior year comparable period.

Isoray CEO Lori Woods said, “Isoray’s business is more diversified than it has ever been as represented by a quarter of the fourth quarter revenue being derived from our rapidly growing non-prostate cancer treatments. We continue to believe that the core prostate business is very well-positioned, and we expect to return to the higher pre-pandemic growth rates over time. We also look to continue to selectively diversify our portfolio of targeted radiation therapies and thus our market opportunities and revenue streams going forward.”

Woods concluded, “With the talent we have assembled and our focus on growth and new opportunities, we intend to expand Isoray’s role as a leader in the broader targeted radiation therapy market.”

Total operating expenses increased 8% in the fourth quarter to $2.44 million compared to $2.26 million in the prior year comparable period. Total research and development expenses increased 45% versus the prior year comparable period. The increase in research and development expenses was primarily the result of increased payroll and benefits expense due to greater headcount and higher market research expenses versus the prior year comparable period. Sales and marketing expenses decreased 4% versus the prior year comparable period. The decreases in sales and marketing expenses were driven primarily by decreased incentive compensation which were partially offset by increased travel expenses compared to the prior year comparable period. General and administrative expenses increased 5% versus the prior year comparable period. The increases in general and administrative expenses were primarily the result of increased payroll and benefits expense due to greater headcount and employment hiring expenses which were partially offset by decreased public company related expenses versus prior year comparable period. Historically, the majority of annual employee and director stock grants have been granted in the fiscal fourth quarter, however this year’s awards were granted in July 2021, subsequent to the close of the fiscal fourth quarter 2021, thus reducing share-based stock compensation expense in the fourth quarter and full-year fiscal year-end 2021 compared to the prior year quarter and fiscal year.

The net loss for the three months ended June 30, 2021, was $1.06 million or ($0.01) per basic and diluted share versus a net loss of $1.19 million or ($0.02) per basic and diluted share in the comparable prior year period. Basic and diluted per share results are based on weighted average shares outstanding of approximately 141.7 million for the three months ending June 30, 2021, versus 68.1 million in the comparable prior year period.

Revenue for the full year ended June 30, 2021 increased 4% to a record $10.05 million versus $9.68 million in the prior fiscal year. Prostate brachytherapy represented 78% of total revenue for fiscal 2021 compared to 86% for the fiscal year 2020. The Company’s core prostate brachytherapy product sales declined 6% for the fiscal year 2021 but were more than offset by 68% growth in non-prostate revenue. Full year non-prostate revenue growth was driven by growth in sales to treat brain cancers, including sales of GammaTile Therapy, lung, and head and neck cancers. Gross profit as a percentage of revenue declined to 50.9% for the year ended June 30, 2021 versus 52.9% in the prior fiscal year. The decline in gross margin was the result of increased total cost of product sales due primarily to higher isotope and non-isotope material costs as well as increased payroll and benefits due to an increase in headcount. The company anticipates gross margins in the first and second quarters of fiscal year 2022 to be negatively impacted by approximately 5-10 percentage points as a result of temporary increased costs of goods sold associated with greater isotope purchases related to the initial setup of a second nuclear reactor to support future growth. Gross profit for the full year ended June 30, 2021 was flat at $5.12 million.

Total operating expenses for the 2021 fiscal year decreased to $8.57 million compared to $8.60 million in the prior fiscal year. Total research and development expenses increased 27% versus the prior fiscal year. The year over year increase in total research and development expenses was primarily the result of increases in protocol, payroll, and market research consulting expenses versus the prior fiscal year. Sales and marketing expenses decreased 18% versus the prior year comparable period. The decrease in sales and marketing expenses were primarily driven by decreased incentive compensation and declines in travel and convention costs due to COVID-19 when compared to fiscal year 2020. General and administrative expenses increased 3% versus the prior year comparable period. The increase in general and administrative expenses was driven primarily by increased payroll and benefits expenses due to higher headcount and employment hiring expenses, and insurance premiums which were partially offset by decreases in public company related, legal, and travel expenses when compared to fiscal year 2020.

The net loss for the fiscal year ended June 30, 2021 improved to $3.39 million or ($0.03) per basic and diluted share versus a net loss of $3.47 million or ($0.05) per basic and diluted share in the comparable prior year period. Basic and diluted per share results are based on weighted average shares outstanding of approximately 103.8 million for the fiscal year ended June 30, 2021, versus 67.6 million in the prior year comparable year.

Cash, cash equivalents, and certificates of deposit at the end of the fiscal year ended June 30, 2021 totaled $63.8 million and the company had no long-term debt. Stockholders’ equity at the end of the fiscal year ended June 30, 2021 totaled $67.4 million.

Conference Call Details

The company will hold an earnings conference call today, September 21, at 4:30 p.m. ET/1:30 p.m. PT to discuss operating results. To listen to the conference call, please dial 844-369-8770. For callers outside the U.S., please dial 862-298-0840.

The conference call will be simultaneously webcast and can be accessed at https://www.webcaster4.com/Webcast/Page/2199/42729. The webcast will be available until December 21, 2021.

Contacts

Investor Relations: Mark Levin (501) 255-1910

Media and Public Relations: Sharon Schultz (302) 539-3747

About Isoray

Isoray, Inc. is a medical technology company pioneering advanced treatment applications and devices to deliver targeted internal radiation treatments for cancers throughout the body. Isoray, Inc., through its subsidiary, Isoray Medical, Inc., is the sole producer of Cesium-131 brachytherapy seeds. Learn more about this innovative Richland, Washington company and explore the many benefits and uses of Cesium-131 by visiting www.isoray.com.. Follow us on LinkedIn and Twitter.

Safe Harbor Statement

Statements in this news release about Isoray’s future expectations, including: the anticipated results in fiscal year 2022, the impact of COVID-19 on our financial results and the timing of recovery in our brachytherapy procedures, suppliers, scheduling of procedures, and employees, advantages of our products, including Blu Build and the GammaTile Therapy delivery system, whether interest in and use of our Cesium-131, commercially known as Cesium Blu, products will increase or continue, whether use of Cesium-131 in non-prostate applications will continue to increase revenue, whether our gross margins will decease solely in the two quarters ending December 2021 and the ultimate amount of the decline in gross margins, whether our market presence and growth will continue, and all other statements in this release, other than historical facts, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). This statement is included for the express purpose of availing Isoray of the protections of the safe harbor provisions of the PSLRA. It is important to note that actual results and ultimate corporate actions could differ materially from those in such forward-looking statements based on such factors as physician acceptance, training and use of our products, market acceptance and recognition of our products, our ability to successfully manufacture, market, and sell our Blu Build products and the success of the GammaTile Therapy, the length and severity of the COVID-19 pandemic, our ability to manufacture our products in sufficient quantities to meet demand within required delivery time periods while meeting our quality control standards, our ability to enforce our intellectual property rights, whether additional studies are released that support the conclusions of past studies, whether ongoing patient results with our products are favorable and in line with the conclusions of clinical studies and initial patient results, patient results achieved when our products are used for the treatment of cancers and malignant diseases, successful completion of future research and development activities, whether we, our distributors and our customers will successfully obtain and maintain all required regulatory approvals and licenses to market, sell and use our products in its various forms, continued compliance with ISO standards, the success of our sales and marketing efforts, changes in reimbursement rates, the procedures and regulatory requirements mandated by the FDA for 510(k) approval and reimbursement codes, changes in laws and regulations applicable to our products, the scheduling of physicians who either delay or do not schedule patients in periods anticipated, the ultimate amount of barium we need to order and resulting costs related thereto and timing of the usage as well as volume ordered to set up the second nuclear reactor we need, the use of competitors’ products in lieu of our products, less favorable reimbursement rates than anticipated for each of our products, and other risks detailed from time to time in Isoray’s reports filed with the SEC. Unless required to do so by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Isoray, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands, except shares)

	June 30,	June 30,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$63,828	$2,392
Accounts receivable, net	2,013	2,044
Inventory	980	645
Prepaid expenses and other current assets	481	426

Total current assets	67,302	5,507

Property and equipment, net	1,958	1,735
Right of use asset, net	768	1,001
Restricted cash	182	181
Inventory, non-current	76	137
Other assets, net	130	138

Total assets	$70,416	$8,699

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$730	$654
Lease liability	252	236
Accrued protocol expense	98	35
Accrued radioactive waste disposal	100	94
Accrued payroll and related taxes	362	352
Accrued vacation	259	204

Total current liabilities	1,801	1,575
Non-current liabilities:
Lease liability, non-current	524	769
Accrued payroll and related taxes, non-current	77	55
Asset retirement obligation	608	577

Total liabilities	3,010	2,976
Commitments and contingencies

Stockholders' equity:
Preferred stock, $.001 par value; 7,000,000 shares authorized: Series B: 5,000,000 shares allocated; no and 59,065 shares issued and outstanding	-	-
Common stock, $.001 par value; 200,000,000 shares authorized; 141,915,266 and 68,897,779 shares issued and outstanding	142	69
Additional paid-in capital	158,589	93,592
Accumulated deficit	(91,325)	(87,938)

Total stockholders' equity	67,406	5,723

Total liabilities and stockholders' equity	$70,416	$8,699

Isoray, Inc. and Subsidiaries
Consolidated Statements of Operations
(Dollars and shares in thousands, except for per-share amounts)

	Three months ended June 30,		Twelve months ended June 30,
	2021	2020	2021	2020

Sales, net	$2,710	$2,279	$10,053	$9,680
Cost of sales	1,364	1,208	4,932	4,556
Gross profit	1,346	1,071	5,121	5,124

Operating expenses:
Research and development
Proprietary research and development	468	322	1,427	1,126
Collaboration arrangement, net of reimbursement	-	-	-	-
Total research and development	468	322	1,427	1,126
Sales and marketing	659	690	2,440	2,976
General and administrative	1,312	1,248	4,691	4,571
Gain on equipment disposals			9	-
Change in estimate of asset retirement obligation	-	-	-	(73)
Total operating expenses	2,439	2,260	8,567	8,600

Operating loss	(1,093)	(1,189)	(3,446)	(3,476)

Non-operating income:
Interest income	32	1	59	30
Other income	-	-	-	-
Non-operating income, net	32	1	59	30

Net loss	(1,061)	(1,188)	(3,387)	(3,446)
Preferred stock dividends	-	(3)	(3)	(11)

Net loss applicable to common shareholders	$(1,061)	$(1,191)	$(3,390)	$(3,457)

Basic and diluted loss per share	$(0.01)	$(0.02)	$(0.03)	$(0.05)

Weighted average shares used in computing net loss per share:
Basic and diluted	141,673	68,075	103,841	67,601